Exhibit 10.2

Confidential Draft

EXECUTIVE EMPLOYMENT AGREEMENT

(As Amended and Restated Effective January 2, 2020)

This Executive Employment Agreement (this “Agreement”) is made by and between Nabors Industries Ltd. (together with its successors and assigns permitted under this Agreement, “Nabors Bermuda”), Nabors Industries, Inc. (together with its successors and assigns permitted under this Agreement, “Nabors Delaware”) (Nabors Bermuda and Nabors Delaware collectively referred to herein as “the Company”), and William Restrepo (the “Executive”), effective as of January 2, 2020 (the “Effective Date”). Whenever there is a reference to an obligation of “Company” in this Agreement, that reference is to an obligation of Nabors Bermuda and Nabors Delaware jointly and severally, unless indicated otherwise.

W I T N E S S E T H

WHEREAS, the Company and Executive previously entered into that certain Executive Employment Agreement effective as of March 3, 2014, as amended (the “Prior Agreement”); and

WHEREAS, the parties now desire to amend and restate the Prior Agreement and enter into this Agreement, which supersedes and replaces the Prior Agreement in its entirety, to govern Executive’s employment with the Company, and to allocate between Nabors Bermuda and Nabors Delaware the various obligations to provide compensation to Executive.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are mutually acknowledged, Nabors Bermuda, Nabors Delaware and Executive (individually a “Party” and collectively the “Parties”) agree as follows:

Article I
DEFINITIONS

Section 1.1            “Affiliate” of a person or other entity shall mean a person or other entity that directly or indirectly controls, is controlled by, or is under common control with, the person or other entity specified. Fifty percent (50%) of the equity ownership shall conclusively establish control for purposes of this definition.

Section 1.2            “Annual Bonus” shall mean the amounts calculated as set forth in Section 3.1(b).

Section 1.3            “Base Salary” shall mean the salary provided for in Section 3.1(a) below or any increased salary granted to Executive pursuant to Section 3.1(a).

Section 1.4            “Business” shall mean any or all of the following (i) the operation and marketing of land drilling rigs, land workover and well-servicing rigs, and offshore platform workover and drilling rigs; (ii) the provision of a wide range of ancillary well-site services including engineering, construction, logistics, maintenance, well logging, directional drilling, pressure pumping, rig instrumentation, data collection and other support services; and (iii) any other line of business if, at the time Executive’s employment with the Company is terminated, such other line of business for each of the previous three (3) fiscal years constituted at least twenty percent (20%) of the Company’s operating income; provided, however, that in no event shall the Business include the E&P, midstream, or manufacturing business; and provided, further, that no third-party entity shall be considered engaged in a Business unless at least twenty percent (20%) of its operating income during its preceding last full fiscal year was derived from such Business (it being understood that in no event can Executive exercise control over the day-to-day management of such Business on behalf of any third party).

Section 1.5            “Cause” shall mean a good faith determination by the Nabors Bermuda Board that one or more of the following events exists or has occurred:

(a)            a material act or acts of dishonesty or disloyalty by Executive which could or has materially and adversely affected the Company;

(b)            Executive’s material breach of any of his obligations under this Agreement which, if correctable, remains uncorrected for 90 days following written notice specifying such breach given to Executive by the Board of Directors;

(c)            Executive’s material breach of any of the Company’s personnel policies which, if correctable, remains uncorrected for 90 days following written notice specifying such breach given to Executive by the Board of Directors;

(d)            Executive’s gross negligence or willful misconduct in performance of the duties and services required of him pursuant to this Agreement, including any intentional acts of discrimination or harassment;

(e)            Executive’s conviction of any felony;

(f)             Executive’s conviction of any crime involving moral turpitude; or

(g)            Executive’s act or acts which are materially detrimental to the image or reputation of the Company or acts which did or could result in material financial loss to the Company.

Section 1.6             A “Change in Control” shall mean the occurrence of any one of the following events:

(a)            any “person,” as such term is used in Sections 3(a)(9), 13(d) and 14d(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes a “beneficial owner,” as such term is used in Rule 13d-3 promulgated under the Exchange Act, of fifty percent (50%) or more of the Voting Stock of Nabors Bermuda;

(b)            the Nabors Bermuda Board or the shareholders of Nabors Bermuda adopt any plan or proposal which would result directly or indirectly in the liquidation, transfer, sale or other disposal of all or substantially all of the assets of Nabors Bermuda;

(c)            all or substantially all of the assets or business of Nabors Bermuda are disposed of pursuant to a sale, merger, consolidation or other transaction;

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(d)           Nabors Bermuda or a direct or indirect subsidiary of Nabors Bermuda combines with another company (regardless of which entity is the surviving one) or Nabors Bermuda or a direct or indirect subsidiary of Nabors Bermuda acquires stock or assets in a corporate transaction, but, in any of the preceding circumstances, immediately after the transaction, the shareholders of Nabors Bermuda immediately prior to the combination hold, directly or indirectly, fifty percent (50%) or less of the voting stock of the resulting company; or

(e)           a change in the composition of the Nabors Bermuda Board such that the “Continuing Directors” cease for any reason to constitute at least sixty-six and two-thirds percent (66 2/3%) of the Nabors Bermuda Board. The “Continuing Directors” shall mean those members of the Nabors Bermuda Board who either: (x) were directors at the Effective Date of this Agreement; or (y) were elected by, or on the nomination or recommendation of, at least a three-quarters (3/4) majority (consisting of at least four (4) directors) of the Nabors Bermuda Board who were or become Continuing Directors.

Any other provision of this Section notwithstanding, the term Change in Control shall not include either of the following events undertaken at the election of Nabors Bermuda: (x) any transaction, the sole purpose of which is to change the place of Nabors Bermuda’s incorporation; or (y) a transaction in which the surviving corporation(s) are owned directly or indirectly by the stockholders of Nabors Bermuda immediately following such transaction in substantially the same proportions as their ownership of the common stock of Nabors Bermuda immediately preceding such transaction, provided that the surviving corporation expressly assumes this Agreement.

Section 1.7            “Code” or “Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, and final regulations promulgated thereunder.

Section 1.8            “Company Relationships” shall mean the relationships specified in Section 6.1 below.

Section 1.9            “Compensation Committee” shall mean the Compensation Committee of the Nabors Bermuda Board.

Section 1.10          “Confidential Information” shall mean the information specified in Section 6.1 below.

Section 1.11         “Constructive Termination Without Cause” shall mean termination of Executive’s employment at his election as provided in Section 4.1(d) following the occurrence, without Executive’s written consent, of one or more of the following events (including in conjunction with a Change in Control):

(a)           the removal of Executive, other than for Cause, from the position of Chief Financial Officer of Nabors Bermuda or an equivalent position;

(b)           a material diminution in Executive’s duties or the assignment to Executive of duties which are materially inconsistent with his duties as the Chief Financial Officer of Nabors Bermuda, provided that any such alteration shall not constitute an event giving rise to a Constructive Termination Without Cause if Executive continues in the role of Chief Financial Officer reporting to the Chief Executive Officer or such other senior position as reasonably mutually agreed by the parties;

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(c)            a reduction in Executive’s then current Base Salary unless such reduction is temporary, market-based, and applies substantially the same to all executive direct reports to the Chief Executive Officer;

(d)            the termination or material reduction of any executive benefit or perquisite enjoyed by him unless a plan or program providing substantially similar benefits or perquisites is substituted or unless such termination or reduction applies substantially the same to all executive direct reports to the Chief Executive Officer;

(e)            the failure to continue Executive’s participation in any incentive compensation plan unless a plan providing a substantially similar compensation is substituted or unless such termination or reduction applies substantially the same to all executive direct reports to the Chief Executive Officer;

(f)            the failure of Nabors Bermuda and Nabors Delaware to obtain the assumption in writing of their obligation to perform this Agreement by any successor (or, the ultimate parent of any successor where applicable) to all or substantially all of the assets of Nabors Bermuda within fifteen (15) days after a merger, consolidation, sale or similar transaction;

(g)            the failure of Nabors Bermuda and/or Nabors Delaware (or by any successor-in-interest) to perform, or the breach by Nabors Bermuda and/or Nabors Delaware (or by any successor-in-interest) of, any of their material obligations under this Agreement; or

(h)            the relocation of Executive’s office to a location more than fifty (50) miles from Houston, Texas.

Notwithstanding the foregoing, Executive cannot terminate his employment hereunder for Constructive Termination Without Cause unless he (i) first notifies the Nabors Bermuda Board in writing of the event (or events) which Executive believes constitutes a basis for Constructive Termination Without Cause within thirty (30) days from the date of such event, and (ii) provides the Company with at least ninety (90) days to cure, correct or mitigate the event so that it either (1) does not constitute a basis for a Constructive Termination Without Cause hereunder or (2) Executive agrees, in writing, that after any such modification or accommodation made by the Company that such event shall not constitute a basis for Constructive Termination Without Cause hereunder. Termination by Nabors Bermuda and/or Nabors Delaware due to Executive’s death or Disability, or for “Cause,” shall not constitute a basis for a Constructive Termination Without Cause as defined herein.

Section 1.12           “Disability” shall mean Executive’s physical or mental inability to perform substantially his duties and responsibilities under this Agreement, with or without reasonable accommodation, for a period of one hundred eighty (180) consecutive days or a period of one hundred eighty (180) days in any calendar year, as determined by an approved medical doctor. For this purpose an approved medical doctor shall mean a medical doctor selected by the Compensation Committee and Executive. If the Compensation Committee and Executive cannot agree on a medical doctor, they shall each select a medical doctor and the two doctors shall select another medical doctor who shall be the sole approved medical doctor for this purpose.

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Section 1.13           “Expiration Date” shall mean the date specified in Section 2.1 below.

Section 1.14           “Extension Date” shall have the meaning ascribed to it in Section 2.1 below.

Section 1.15           “Fair Market Value” shall mean, as of the date of measurement, the average daily closing price of Nabors Bermuda shares as traded on the New York Stock Exchange on each of the twenty (20) business days prior to such date of measurement.

Section 1.16           “Nabors Bermuda” shall mean Nabors Industries Ltd.

Section 1.17           “Nabors Bermuda Board” shall mean the Board of Directors of Nabors Bermuda.

Section 1.18           “Nabors Delaware” shall mean Nabors Industries, Inc.

Section 1.19           “Nabors Delaware Board” shall mean the Board of Directors of Nabors Delaware.

Section 1.20           “Non-Competition Period” shall mean the period specified in Section 6.2(a) below.

Section 1.21           “Stock” shall mean the common shares of Nabors Bermuda, par value $0.001 per share.

Section 1.22           “Subsidiary” of Nabors Bermuda or Nabors Delaware, as applicable, shall mean any corporation or other entity of which Nabors Bermuda or Nabors Delaware owns, directly or indirectly, fifty percent (50%) or more of the equity interest.

Section 1.23           “Term of Employment” shall mean the period specified in Section 2.1 below.

Section 1.24           “Voting Stock” shall mean capital stock of any class or classes, or partnership or other ownership interests, having the power to vote under ordinary circumstances, in the absence of contingencies, in the election of directors of Nabors Bermuda.

Article II
EMPLOYMENT AND DUTIES

Section 2.1             Term of Employment. The Company hereby continues to employ Executive, and Executive hereby accepts such continued employment, for the period commencing as of the Effective Date and ending at the close of business on June 1, 2022 (such date, as may be extended from time to time pursuant to the terms hereof, the “Expiration Date”), provided that on June 1, 2022 and each successive June 1 that this Agreement remains in effect (each such date constituting an “Extension Date”), the Expiration Date shall be automatically extended for twelve (12) months unless (a) either Executive or the Company shall have given written notice to the other at least ninety (90) days prior to the Expiration Date or at least ninety (90) days prior to the next upcoming Extension Date that such automatic extension shall not occur (“Agreement Expiration Notice”) or (b) after June 1, 2022, Executive shall have given written notice to the Company at least two hundred (200) days prior to his voluntary retirement. The term specified in the first sentence of this Section 2.1 is subject to earlier termination in accordance with Article IV of this Agreement.

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Section 2.2             Duties of Employment. During the Term of Employment, Executive shall be employed as the Chief Financial Officer of Nabors Bermuda and Nabors Delaware, and shall be responsible for the general management of the financial affairs of the Company and its Affiliates. Executive, in carrying out his duties under this Agreement, shall report to the Chief Executive Officer of Nabors Bermuda. Executive agrees to serve in the foregoing positions and to perform diligently and to the best of his abilities the duties and services consistent with his positions as are determined and directed by the Nabors Bermuda Board and Nabors Delaware Board, and the Chief Executive Officer.

Section 2.3             Duties of Fiduciary and of Loyalty. Executive acknowledges and agrees that, at all times during the employment relationship, Executive owes fiduciary duties to the Company, including, but not limited to, fiduciary duties of the highest loyalty, fidelity and allegiance, to act at all times in the best interests of the Company, to make full disclosure to the Company of all information that pertains to the Company’s business and interests, to do no act which would injure the Company’s business, its interests, or its reputation, and to refrain from using for Executive’s own benefit or for the benefit of others any information or opportunities pertaining to the Company’s business or interests that are entrusted to Executive or that he learned while employed by the Company. Executive acknowledges and agrees that, upon termination of the employment relationship, Executive shall continue to refrain from using for his own benefit or the benefit of others, or from disclosing to others, any information or opportunities pertaining to the Company’s business or interests that were entrusted to Executive during the employment relationship or that he learned while employed by the Company.

Section 2.4             Conflict of Interest. Executive agrees, during the period of his employment by the Company, to devote his full attention and time to the business and affairs of the Company and its Affiliates to discharge his responsibilities under this Agreement, and not to knowingly become involved in a material conflict of interest with the Company or its Affiliates, or upon discovery thereof, allow such a conflict to continue. Moreover, Executive agrees that Executive shall disclose to the Nabors Bermuda Board and Nabors Delaware Board any facts which might involve such a material conflict of interest that has not been approved in writing by the Nabors Bermuda Board and Nabors Delaware Board. The foregoing notwithstanding, the Parties recognize and agree that Executive may (i) serve on the boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations, (ii) engage in charitable activities and community affairs, and (iii) manage his personal investments and affairs, to the extent that such activities do not conflict with the business and affairs of the Company or interfere with Executive’s performance of his duties and obligations hereunder. For the avoidance of doubt, Executive may also continue at its current ownership percentage his passive investment in Coil Tubing Systems, LLC (the “Permitted Investment”).

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Section 2.5              Maintenance of Equity Ownership. Executive undertakes, absent financial hardship or exigencies, to maintain equity ownership in the form of Stock (restricted or unrestricted) and stock options (vested or unvested) with a minimum “acquisition value” of three (3) times his Base Salary. In the case of Stock, “acquisition value” for this purpose shall mean the market closing price on the date of grant or purchase. In the case of stock options, “acquisition value” shall mean the Black Scholes value of the stock options on the grant date for financial purposes. In the event the aforesaid minimum is not met, the sole remedy for failing shall be that fifty percent (50%) of subsequent Annual Bonuses shall be paid in the form of equity until the minimum is met, subject to the terms of any applicable stock plan of the Company. For the avoidance of doubt, this obligation will not continue following the occurrence of a Change in Control.

Section 2.6              Executive’s Other Obligations. Executive represents to the Company that he does not have any obligations to or agreements with other persons or entities (regardless of whether Executive believes such obligations or agreements to be enforceable or valid) which may prevent him from performing his duties as stated in this Agreement.

Article III
COMPENSATION AND BENEFITS

Section 3.1              Compensation. Commencing on the Effective Date, and continuing during the Term of Employment, Nabors Bermuda and/or Nabors Delaware, as provided below, shall provide compensation to Executive in the following forms:

(a)             Base Salary. Nabors Bermuda and Nabors Delaware shall pay Executive an annualized base salary, payable in accordance with the regular payroll practices of the Company, of Six Hundred Fifty Thousand and 00/100 Dollars ($650,000), less applicable withholdings and authorized deductions (the “Base Salary”). The Base Salary shall be reviewed no less frequently than annually for increase in the discretion of the Nabors Bermuda Board and the Compensation Committee.

(b)             Annual Bonus. Executive shall participate in annual bonus programs as follows:

(i)               Executive shall be eligible to receive an annual bonus (“Annual Bonus”) not to exceed two hundred percent (200%) of Executive’s Base Salary, payable in cash based upon the achievement of one or more annual financial or nonfinancial performance goals, as determined by the Compensation Committee, which may include but are not limited to one or more of the following: earnings per share; earnings before interest expense, provision for income taxes, and depreciation and amortization expense; health, safety and environmental performance; and other identifiable strategic or operational targets. The annual performance goal(s) shall be established within the first ninety (90) days of the performance year; the target amount of such Annual Bonus, payable if the performance goal(s) is achieved, is one hundred percent (100%) of Executive’s Base Salary and a maximum target shall be set equal to two hundred percent (200%) of Executive’s Base Salary.

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(ii)               Nabors Bermuda and Nabors Delaware shall pay each Annual Bonus not later than two and one-half (2-1/2) months after the end of the fiscal year to which such Annual Bonus relates.

(c)             Deferred Compensation. Executive shall be entitled to participate in the Company’s deferred compensation programs on terms no less favorable than the Chief Executive Officer’s other direct reports.

(d)             Long Term Equity Awards — Total Shareholder Return. During the Term of Employment, Executive shall be eligible to receive awards of restricted Stock that will vest based on the Total Shareholder Return (as defined below) of Nabors Bermuda relative to a peer group during a three-year performance cycle (each, a “TSR Award”). Each TSR Award will be granted pursuant to an equity compensation plan of Nabors Bermuda in effect from time to time that has been approved by the shareholders of Nabors Bermuda, subject to the terms and conditions thereof and an award agreement to be entered into between Nabors Bermuda and Executive. The number of shares of Stock subject to each TSR Award (the “TSR Shares”) that vest following the end of a Performance Cycle shall be determined as provided below.

(i)               Subject to Section 3.1(d)(vi) below, the number of TSR Shares that will vest following the end of a Performance Cycle if the performance goal(s) with respect to relative Total Shareholder Return set forth in the applicable award agreement are achieved at target levels (“Target Performance”) during such Performance Cycle will have an aggregate Fair Market Value equal to one hundred percent (100%) of Executive’s Base Salary on the first day of such Performance Cycle, and the number of TSR Shares that will vest following the end of a Performance Cycle if the performance goal(s) with respect to relative Total Shareholder Return set forth in the applicable award agreement are achieved at or above maximum levels during such Performance Cycle will have an aggregate Fair Market Value equal to two hundred percent (200%) of the number of TSR Shares that would vest if the performance goal(s) were achieved at Target Performance.

(ii)              The performance cycle with respect to each TSR Award will commence on January 1 of the calendar year in which such TSR Award is granted and will end on December 31 of the second calendar year following the calendar year in which such TSR Award is granted (the “Performance Cycle”). By way of example, for 2014, the Performance Cycle shall be January 1, 2014 through December 31, 2016.

(iii)             Effective with the commencement of each Performance Cycle during the Term of Employment, Executive shall be awarded a number of TSR Shares with an aggregate Fair Market Value as of the date of grant equal to the quotient of (x) two (2) times Executive’s Base Salary as of the date of grant divided by (y) the Fair Market Value of a share of Stock as of the first trading day during such Performance Cycle, rounded to the nearest whole share.

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(iv)             The Performance Peer Group shall consist of those entities determined from time to time by the Compensation Committee, in consultation with the Chief Executive Officer, it being understood that the make-up of the Performance Peer Group may be revised during or at the conclusion of any Performance Cycle and may be adjusted for future Performance Cycles in the event any of the entities constituting the Performance Peer Group ceases to be publicly traded or in response to merger, consolidation, or divestiture activity amongst companies, available public reporting, or other events actually or potentially affecting the composition of the Performance Peer Group.

(v)              As used herein, “Total Shareholder Return” means, as to Nabors Bermuda and each company in the Performance Peer Group with respect to a TSR Award, the difference between (x) the average closing share price for the thirty (30) consecutive trading days prior to the start of the applicable Performance Cycle and (y) the average closing share price for the last thirty (30) consecutive trading days in such Performance Cycle, as adjusted for dividends paid during such Performance Cycle.

(vi)             Within sixty (60) days following the end of the applicable Performance Cycle with respect to a TSR Award or as soon as administratively practicable thereafter (the “TSR Vesting Date”), the Compensation Committee shall evaluate the relative ranking of the Total Shareholder Return of Nabors Bermuda as compared to the Total Shareholder Return of the Performance Peer Group and determine the number of TSR Shares, if any, subject to such TSR Award that shall become vested (“Earned TSR Shares”) based on the achievement of the performance goal(s) with respect to relative Total Shareholder Return set forth in the applicable award agreement. If, as of the applicable TSR Vesting Date, the Compensation Committee determines that less than the total number of TSR Shares subject to a TSR Award have become Earned TSR Shares, (x) neither Executive nor any of his heirs, beneficiaries, executors, administrators or other personal representatives shall have any further rights whatsoever in or with respect to any of the TSR Shares subject to such TSR Award that have not become Earned TSR Shares (the “Unearned TSR Shares”) and (y) the Unearned TSR Shares shall be forfeited to Nabors Bermuda without consideration. Notwithstanding the foregoing, if the Total Shareholder Return for a Performance Cycle is negative, then the number of TSR Shares that may become Earned Shares with respect to such Performance Cycle shall not exceed the number of TSR Shares that would become Earned Shares if the performance goal(s) with respect to relative Total Shareholder Return set forth in the applicable award agreement had been achieved at Target Performance.

(e)             Long-Term Equity Awards — Other Performance Criteria. During the Term of Employment, based on the achievement of one or more annual performance goals established by the Compensation Committee as set forth below, Executive shall also be eligible to receive awards of restricted Stock pursuant to an equity compensation plan of Nabors Bermuda in effect from time to time that has been approved by the shareholders of Nabors Bermuda, subject to the terms and conditions thereof and an award agreement to be entered into between Nabors Bermuda and Executive (each, a “Performance Award”).

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(i)               The target number of shares of restricted Stock to be granted to Executive pursuant to a Performance Award (the “Performance Shares”) will have an aggregate Fair Market Value equal to one hundred percent (100%) of his Base Salary on the date of grant, and the maximum number of Performance Shares to be granted to Executive will have an aggregate Fair Market Value equal to two hundred percent (200%) of the target number of Performance Shares.

(ii)              Executive shall be eligible to receive Performance Shares upon the achievement of one or more annual financial or nonfinancial performance goals, as determined by the Compensation Committee, which may include but are not limited to one or more of the following: earnings per share; earnings before interest expense, provision for income taxes, and depreciation and amortization expense; health, safety and environmental performance; and other identifiable strategic or operational targets. The annual performance goal(s) shall be established before the end of the first ninety (90) days of the applicable performance year. The performance goal(s) may be the same as or different than those established for purposes of the Annual Bonus.

(iii)             The Compensation Committee shall determine the achievement of the applicable performance goal(s) within the first sixty (60) days after the end of the calendar year to which such goal(s) apply, provided that all necessary information is available within such period, or as soon thereafter as practicable, and notify Executive in writing as to the number of Performance Shares to be granted to him. The number of Performance Shares granted shall be calculated at the end of the applicable performance year by determining the value of the award based upon the performance goal(s) achieved and dividing such amount by the Fair Market Value of a share of Stock as of the date the Performance Shares are granted (the “Performance Share Award Date”). The grant of Performance Shares shall then be reflected in a restricted stock award agreement, which shall provide that the Performance Shares vest ratably over a three-year period from the date the Performance Shares are granted.

(f)             General. Executive shall be eligible to participate in other annual or incentive programs of the Company on the same basis as other senior-level executives of the Company, as the Nabors Bermuda Board or Compensation Committee deems appropriate.

(g)             Acceleration of Vesting in the Event of a Change in Control. In the event of a Change in Control of Nabors Bermuda, Executive’s equity awards will be treated in a manner consistent with other executive direct reports to the Chief Executive Officer of the Company, and will not be required to be converted into equity of an acquirer or surviving corporation if such treatment is not required generally of other executive direct reports to the Chief Executive Officer. Notwithstanding the foregoing, any TSR Shares that remain unvested at the time of a Change in Control of Nabors Bermuda shall become fully vested upon such Change in Control as if the performance goal(s) with respect to relative Total Shareholder Return set forth in the applicable award agreement were achieved at maximum levels.

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Section 3.2              Benefits. During the Term of Employment, Executive shall be afforded the following benefits as incidences of his employment:

(a)             Executive Benefit Programs. Executive and, to the extent applicable, Executive’s family, dependents and beneficiaries, shall be allowed to participate, subject to applicable eligibility requirements, in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to other executive direct reports to the Chief Executive Officer. Such benefits, plans and programs may include, without limitation, pension, profit sharing, savings and other retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability plans, life insurance plans, accidental death and dismemberment protection, travel accident insurance, and any other pension or retirement plans or programs and any other executive welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans that supplement the above-listed types of plans or programs, whether funded or unfunded. Executive shall be entitled to participate on a basis no less favorable than the Chief Executive Officer’s other direct reports. The Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending or discontinuing, any such benefit plan or program as it applies to Executive, so long as such changes are similarly applicable to all executive direct reports to the Chief Executive Officer.

(b)             Business and Entertainment Expenses. Subject to the Company’s standard policies and procedures with respect to expense reimbursement as applied to its executive employees, Executive is authorized to incur reasonable and customary expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse him for all such business expenses incurred in connection with carrying out the business of the Company. All expenses reimbursed shall be subject to documentation and review in accordance with the Company’s policy; the Company shall have one (1) year from the close of the fiscal year in which the expenses were reimbursed to review such expenses and, thereafter, expenses reimbursed will be presumed conclusively to be reimbursable.

(c)             Other Expenses; Perquisites. Executive shall be entitled to participate in the Company’s executive fringe benefits, if any, in accordance with the terms and conditions of such arrangements as are made available from time to time to executive direct reports of the Chief Executive Officer, including but not limited to a car allowance and payment of club membership dues in accordance with the Company’s policies and procedures.

(d)             Vacation. Executive shall be entitled to five (5) weeks paid vacation per year. Vacation shall be taken each fiscal year and shall not be carried forward thereafter without approval of the Nabors Bermuda Board.

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Article IV
TERM AND TERMINATION OF EMPLOYMENT

Section 4.1             Termination of Employment Prior to Expiration Date. Notwithstanding the provisions of Section 2.1 of this Agreement, this Agreement and Executive’s employment hereunder may be terminated prior to the Expiration Date in the following events:

(a)             upon Executive’s death;

(b)             upon Executive’s Disability, as defined in Article 1 of this Agreement;

(c)             by the Company for Cause, as defined in Article 1 of this Agreement;

(d)             by Executive for Constructive Termination Without Cause, as defined in Article 1 of this Agreement;

(e)             by the Company for any reason not specified in Sections 4.1(a), 4.1(b) or 4.1(c) above; and

(f)             by Executive, upon written voluntary resignation by a notarized instrument signed personally by Executive to be delivered to the Chairman of the Compensation Committee of Nabors Bermuda, provided that thirty (30) days’ advance written notice is given.

Section 4.2             Post-Termination Obligations. In the event of such termination, the provisions of Articles V through VIII hereof shall continue to apply in accordance with their terms.

Article V

EFFECT OF TERMINATION ON COMPENSATION

Section 5.1             Termination of Employment upon Executive’s Death or Disability During Term of Employment. In the event that Executive’s employment is terminated on the basis of the events described in Section 4.1(a) or 4.1(b), subject to the provisions of Section 7.2, Nabors Delaware shall pay or provide, as applicable, to Executive, Executive’s estate or his designated beneficiaries, as the case may be, within thirty (30) days of the occurrence of such event (or such earlier date as is provided below or required by applicable law), the following:

(a)             All stock options and restricted stock outstanding (including all outstanding Performance Shares, but excluding unvested TSR Shares), whether or not vested, shall become immediately and fully vested and transferable to the fullest extent possible at the time of termination, subject to any limitations set forth in the applicable award agreement(s) and plan(s) governing the award of such restricted stock;

(b)             Any amounts previously earned, accrued or owing to Executive under this Agreement but not yet paid, including any unpaid Annual Bonus for a completed fiscal year, a prorated portion of the Annual Bonus up to the date of termination, any earned but unpaid Base Salary, any outstanding expense reimbursements and any other compensation owed solely based upon the terms of this Agreement (but, for sake of clarity, not including any amounts owed pursuant to the terms of any employee benefit plan, program or agreement of Nabors Delaware, the payment of which shall be subject to the specific terms thereof) (for the further sake of clarity, cash compensation to be paid pursuant to Section 3.1(b)(ii) shall have any performance metrics pro-rated for the short period and those amounts for the shorter period shall be computed and considered as earned);

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(c)             All unvested TSR Shares shall become vested as if the performance goal(s) with respect to relative Total Shareholder Return set forth in the applicable award agreement were achieved at Target Performance. The vesting restrictions on the TSR Shares shall lapse on the TSR Vesting Date following completion of the Performance Cycle to which such TSR Shares relate;

(d)             All deferred compensation amounts previously contributed to Executive’s accounts in non-qualified deferred compensation plans shall, to the fullest extent permissible under the plans, become fully vested and payable (to the extent consistent with Section 409A of the Code); and

(e)             Continued participation for Executive, if applicable, and Executive’s spouse and children to the extent they were covered at the date of termination in medical, dental and life insurance coverage until the earlier of (i) Executive, if applicable, or Executive’s spouse or children receives equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis), (ii) three (3) years from the date of termination or (iii) the date of death of each of Executive and Executive’s spouse; provided, however, that, in the event of a termination upon Executive’s Disability, costs related to such continued participation shall be subject to the Fair Market Value Payment Requirement set forth in Section 7.2(f) below.

For the purpose of avoiding confusion, payments under this Section 5.1 shall only be made in the event of Executive’s death or Disability during the Term of Employment.

Section 5.2              Termination of Employment by Executive for Constructive Termination Without Cause; or by the Company Without Cause. In the event that Executive’s employment is terminated on the basis of the events described in Section 4.1(d) or Section 4.1(e), subject to the provisions of Section 7.2, Nabors Delaware shall pay or provide, as applicable, to Executive (or his estate or his designated beneficiaries, as the case may be), within thirty (30) days, after the occurrence of such event (or such earlier date provided below), the following:

(a)             Two Point Nine Nine (2.99) times the average of the Base Salary and Annual Bonus paid to Executive during each of the last three completed fiscal years (if Executive has been employed less than three completed fiscal years, the then current Base Salary and target Annual Bonus shall be used for the years not employed);

(b)             All stock options and restricted stock outstanding (including all outstanding Performance Shares, but excluding unvested TSR Shares), whether or not vested, shall become immediately and fully vested and transferable to the fullest extent possible at the time of termination, subject to any limitations set forth in the applicable award agreement(s) and plan(s) governing the award of such restricted stock;

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(c)             All unvested TSR Shares shall become vested as if the performance goal(s) with respect to relative Total Shareholder Return set forth in the applicable award agreement were achieved at Target Performance. The vesting restrictions on the TSR Shares will lapse on the TSR Vesting Date following completion of the Performance Cycle to which such TSR Shares relate;

(d)             Any amounts previously earned, accrued or owing to Executive under this Agreement but not yet paid, including any unpaid Annual Bonus for a completed fiscal year, a prorated portion of the Annual Bonus up to the date of termination, any earned but unpaid Base Salary, any outstanding expense reimbursements and any other compensation owed solely based upon the terms of this Agreement (but, for sake of clarity, not including any amounts owed pursuant to the terms of any employee benefit plan, program or agreement of Nabors Delaware, the payment of which shall be subject to the specific terms thereof) (for the further sake of clarity, cash compensation to be paid pursuant to Section 3.(b)(ii) shall have any performance metrics pro-rated for the short period and those amounts for the shorter period shall be computed and considered as earned);

(e)             All deferred compensation amounts previously contributed to Executive’s accounts in non-qualified deferred compensation plans shall, to the fullest extent permissible under the plans, become fully vested and payable (to the extent allowed by Section 409A of the Code); and

(f)             Continued participation for Executive and, if he is married on the date of termination, his spouse and children, to the extent that they were covered at the date of termination, in medical, dental and life insurance coverage until the earlier of (i) Executive or his spouse receives equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis), (ii) three (3) years from the date of termination or (iii) the date of death of each of Executive and Executive’s spouse; provided, however, that costs related to such continued participation shall be subject to the Fair Market Value Payment Requirement set forth in Section 7.2(f) below.

Section 5.3              Termination of Employment by Company For Cause or by Written Voluntary Resignation of Executive. In the event Executive’s employment is terminated on the basis of events described in Section 4.1(c) or Section 4.1(f) prior to June 1, 2022, subject to the provisions of Section 7.2, Nabors Delaware shall pay or provide, as applicable, to Executive, within (60) days, upon occurrence of such event (or earlier to the extent required by law or provided below), the following:

(a)             Base Salary through the date of the termination;

(b)             Executive shall forfeit any TSR Shares awarded pursuant to Section 3.1(d) to the extent the restrictions on those shares have not lapsed as of the date Executive’s employment is terminated; and Executive shall not be eligible to receive any Performance Shares in respect of any unearned Performance Awards awarded pursuant to Section 3.1(e);

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(c)             Any amounts previously earned, accrued or owing to Executive but not yet paid, including a prorated portion of the Annual Bonus up to the date of termination or resignation for the year in which termination or resignation occurs, any earned but unpaid Base Salary, any outstanding expense reimbursements and any other compensation owed solely based upon the terms of this Agreement (but, for sake of clarity, not including any amounts owed pursuant to the terms of any employee benefit plan, program or agreement of Nabors Delaware, the payment of which shall be subject to the specific terms thereof) (for the further sake of clarity, cash compensation to be paid pursuant to Section 3.1(b)(ii) shall have any performance metrics pro-rated for the short period and those amounts for the shorter period shall be computed and considered as earned); and

(d)             Other or additional benefits in accordance with applicable plans of programs of Nabors Delaware in effect at the time of termination.

Section 5.4              Termination of Employment After Expiration of Agreement. In the event Executive remains employed beyond the Expiration Date, and in the event that Executive’s employment is thereafter terminated on the basis of the events described in Section 4.1(a), Section 4.1(b), Section 4.1(d) or Section 4.1(e), in each case determined as if the Expiration Date had not yet occurred, then subject to the provisions of Section 7.2, Nabors Delaware shall pay or provide, as applicable, to Executive (or his estate or his designated beneficiaries, as the case may be), within thirty (30) days of the occurrence of such event (or such earlier date as is provided below or required by applicable law), the following:

(a)             All stock options and restricted stock outstanding (including all outstanding Performance Shares, but excluding unvested TSR Shares) as of the date of the Agreement Expiration Notice, whether or not vested, shall become immediately and fully vested and transferable to the fullest extent possible at the time of termination, subject to any limitations set forth in the applicable award agreement(s) and plan(s) governing the award of such restricted stock;

(b)             All unvested TSR Shares outstanding as of the date of the Agreement Expiration Notice shall become vested as if the performance goal(s) with respect to relative Total Shareholder Return set forth in the applicable award agreement were achieved at Target Performance. The vesting restrictions on the TSR Shares shall lapse on the TSR Vesting Date following completion of the Performance Cycle to which such TSR Shares relate;

(c)             All deferred compensation amounts previously contributed to Executive’s accounts in non-qualified deferred compensation plans as of the date of the Agreement Expiration Notice shall, to the fullest extent permissible under the plans, become fully vested and payable (to the extent consistent with Section 409A of the Code); and

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(d)             Continued participation for Executive, if applicable, and Executive’s spouse and children to the extent they were covered at the date of termination in medical, dental and life insurance coverage until the earlier of (i) Executive, if applicable, or Executive’s spouse or children receives equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis), (ii) three (3) years from the date of termination or (iii) the date of death of each of Executive and Executive’s spouse; provided, however, that, in the event of a termination upon Executive’s Disability, costs related to such continued participation shall be subject to the Fair Market Value Payment Requirement set forth in Section 7.2(f) below.

Section 5.5              Termination of Employment due to Retirement. In the event Executive remains employed beyond June 1, 2022, and in the event that Executive’s employment is thereafter terminated due to Executive’s voluntary retirement pursuant to Section 4.1(f) with at least two hundred (200) days’ notice to the Company, then subject to the provisions of Section 7.2, Nabors Delaware shall pay or provide, as applicable, to Executive (or his estate or his designated beneficiaries, as the case may be), within thirty (30) days of the occurrence of such event (or such earlier date as is provided below or required by applicable law), the following:

(a)             All stock options and restricted stock outstanding (including all outstanding Performance Shares, but excluding unvested TSR Shares) as of the date of the Agreement Expiration Notice, whether or not vested, shall become immediately and fully vested and transferable to the fullest extent possible at the time of termination, subject to any limitations set forth in the applicable award agreement(s) and plan(s) governing the award of such restricted stock;

(b)             All unvested TSR Shares outstanding as of the date of the Agreement Expiration Notice shall become vested as if the performance goal(s) with respect to relative Total Shareholder Return set forth in the applicable award agreement were achieved at maximum levels. The vesting restrictions on the TSR Shares shall lapse on the TSR Vesting Date following completion of the Performance Cycle to which such TSR Shares relate;

(c)             All deferred compensation amounts previously contributed to Executive’s accounts in non-qualified deferred compensation plans as of the date of the Agreement Expiration Notice shall, to the fullest extent permissible under the plans, become fully vested and payable (to the extent consistent with Section 409A of the Code); and

(d)             Continued participation for Executive, if applicable, and Executive’s spouse and children to the extent they were covered at the date of termination in medical, dental and life insurance coverage until the earlier of (i) Executive, if applicable, or Executive’s spouse or children receives equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis), (ii) three (3) years from the date of termination or (iii) the date of death of each of Executive and Executive’s spouse; provided, however, that, in the event of a termination upon Executive’s Disability, costs related to such continued participation shall be subject to the Fair Market Value Payment Requirement set forth in Section 7.2(f) below.

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(e)             Without limiting Section 7.16, the Company agrees that in the event Executive is subject to income or employment tax withholding on any equity award prior to the date such award is otherwise designed to deliver unrestricted shares to Executive pursuant to the terms of this Agreement and the applicable award agreement, the Company agrees that any tax withholding obligations imposed with respect to such awards will be satisfied by net settlement, whereby the Company agrees to take back or otherwise reduce the shares that otherwise become taxable by a number of shares with a fair market value equal to the amount of the tax withholding obligation, determined at the highest rate applicable to Executive.

Section 5.6              No Mitigation; No Offset. In the event of any termination of employment under Article IV, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain except as specifically provided in this Article V.

Section 5.7              Nature of Payments. Any amounts due under this Article V are in the nature of severance payments considered to be reasonable by Nabors Delaware and are not in the nature of a penalty. Nabors Bermuda hereby guarantees the payment obligations of Nabors Delaware pursuant to Sections 5.1 through 5.5.

Article VI
CONFIDENTIAL INFORMATION, NON-COMPETITION, NON-SOLICITATION

Section 6.1              Confidential Information; Non-Disclosure.

(a)             Company Provided Access to Confidential Information and Company Relationships. In exchange for Executive’s promises made in this Agreement, the Company promises that it will provide Executive access to the Company’s confidential information including, without limitation, information pertaining to the Company’s past, current and future business plans, corporate opportunities, operations, acquisition, merger or sale strategies, production, marketing, cost and pricing structure, margins, profitability, operation or production procedures or results, partners, partnership or other business arrangements or agreements with third parties, customers, customer sales volumes, customer contracts, books, records and documents, technical information, equipment, services and processes (collectively, “Confidential Information”). The Company also shall provide to Executive access to and the opportunity to develop business relationships with the Company’s customers, clients, vendors and partners with whom the Company has developed goodwill and to which Executive would not otherwise have access (collectively, “Company Relationships”).

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(b)             Value of Confidential Information and Access to Company Relationships; Non-Disclosure. Executive acknowledges that the business of the Company is highly competitive and that the Confidential Information and opportunity to develop relationships with customers, clients, vendors and business partners promised by the Company are valuable, special, and unique assets of the Company which the Company uses in its business to obtain a competitive advantage over its competitors which do not know or use this information. Executive further acknowledges that protection of the Confidential Information and Company Relationships against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. Accordingly, Executive hereby agrees that he will not, at any time during employment or for a two (2) year period after the termination of employment, make any unauthorized disclosure of any Confidential Information or make any use thereof or of Company Relationships, except for the benefit of, and on behalf of, the Company, except (i) as such disclosure or use may be required in connection with his work as an executive of the Company, or (ii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information or as otherwise needed pursuant to appropriate legal proceedings including for Executive to enforce any rights or remedies under this Agreement; provided, however, that no trade secret or proprietary or confidential information shall be required to be treated as such to the extent such portions of such information are or become generally available to the public other than as a result of a disclosure by Executive or other Company representative bound by and contrary to the terms of an agreement or duty of confidentiality.

(c)             Third-Party Information. Executive acknowledges that, as a result of his employment, he will have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, clients, vendors, suppliers, partners, joint venturers, business partners and the like, of the Company. Executive agrees to preserve and protect the confidentiality of such third-party confidential information and trade secrets to the same extent, and on the same basis, as the Confidential Information.

(d)             Return of Documents and Electronic Data. All written or electronic or other data or materials, records and other documents made by, or coming into the possession of, Executive which contain or disclose the Confidential Information and/or Company Relationships shall be and remain the property of the Company. Upon request, and in any event without request upon termination of Executive’s employment, for any reason, he promptly shall deliver the same, and all copies, derivatives and extracts thereof, to the Company.

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(e)             Breach of this Article. Executive understands and agrees that the restrictions in this Section 6.1 do not terminate when Executive’s employment under this Agreement terminates. Executive understands and agrees that such restrictions may limit his ability to engage in a business similar to the Company’s business in a position similar to his position with the Company because such a position would inevitably and unavoidably require him to disclose the Confidential Information and Company Relationships protected herein, but acknowledges that he will receive sufficient monetary and other consideration from the Company hereunder to justify such restriction. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Section 6.1 by Executive, and the Company shall be entitled to seek to enforce the provisions of this Section 6.1 through specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Section 6.1, but shall be in addition to all remedies available at law or in equity to the Company including, without limitation, the recovery of damages from Executive and his agents involved in such breach.

Section 6.2              Non-Competition; Non-Solicitation.

(a)             The restrictive covenants contained in this Section 6.2 are supported by consideration to Executive from Nabors Bermuda and Nabors Delaware as specified in this Agreement, including, but not limited to, the consideration provided in Section 5.1(a), 5.2(a) and 6.1 of this Agreement. In exchange for the consideration specified herein and as a material incentive for Nabors Bermuda and Nabors Delaware to enter into this Agreement, and to enforce Executive’s obligations under Section 6.1 hereof, Executive hereby agrees that, in the event his employment is terminated pursuant to Sections 4.1(b), (c), (d), (e) or (f), he will not for the period commencing on the date of termination of his employment and continuing until the expiration of two (2) years (the “Non-Competition Period”), directly or indirectly, for himself or for others, anywhere in the world where the Company or its Affiliates conduct Business, make use of Company Relationships, or, engage, directly or indirectly, in any activity, work, business, or investment related to the Business, including any attempted or actual activity as a principal, investor, employee, officer, director, shareholder, consultant, independent contractor, partner, joint venturer, manager, representative, agent, or broker in the Business of any third party; provided, however, that Executive’s investment interest (i) of less than five percent (5%) in any publicly-traded company and (ii) in the Permitted Investment shall in all events be permitted.

The foregoing shall not prohibit: (x) Executive from owning investments of less than five percent (5%) in stock, bonds or other securities of any entity that is engaged in the Business, provided such investment is passive and Executive does not exercise control over the day to day management of such business; (y) Executive from working for or providing services to an investment fund or other investment entity with ownership interests in a company that is engaged in the Business, provided Executive is not actively involved in the management of the competing company; or (z) Executive’s continued participation in those activities in which he is engaged on the date hereof or on the date of termination of his employment and which have been disclosed to Nabors Bermuda or Nabors Delaware and which have been approved in writing by the Nabors Bermuda Board or Nabors Delaware Board.

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(b)             During the Non-Competition Period, Executive shall not, on his own behalf or on behalf of any other person, partnership, entity, association, or corporation, solicit any current or former employee of the Company or in any other manner attempt directly or indirectly to influence, induce, or encourage any employee of the Company to leave the employment of the Company, nor shall Executive use or disclose to any person, partnership, entity, association, or corporation any information concerning the names, addresses or personal telephone numbers of any employees of the Company.

(c)             Executive understands that the foregoing restrictions may limit his ability to engage in a business similar to the business of Nabors Bermuda and Nabors Delaware for the Non-Competition Period, but acknowledges that he will receive sufficient monetary and other consideration from the Company hereunder to justify such restriction. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Section 6.2 by Executive, and that the Company shall be entitled to seek specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Section 6.2, but shall be in addition to all remedies available at law or in equity to the Company.

(d)             It is expressly understood and agreed that Nabors Bermuda, Nabors Delaware and Executive consider the restrictions contained in this Section 6.2 to be reasonable and necessary for the purposes of preserving and protecting the Confidential Information, Company Relationships, goodwill, and legitimate business and economic interests of Nabors Bermuda and Nabors Delaware. Nevertheless, if any of the aforesaid restrictions is found by a court having jurisdiction to be unreasonable, over broad as to geographic area, time, scope of activity restrained, or otherwise unenforceable, the Parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

Section 6.3              Inventions and Discoveries. Executive irrevocably agrees to promptly and freely disclose to the Company, in writing, and Executive agrees to assign and hereby does assign to the Company, all rights, title and interest worldwide in any and all ideas, conceptions, inventions, improvements, and discoveries, whether patentable or not, which are conceived or made by Executive, solely or jointly with another, during the period of his employment by the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) and which are related to the business or activities of the Company (including, without limitation, all such information relating to the Company’s past, current and future business plans, corporate opportunities, operations, acquisition, merger or sale strategies, production, product development, product names and marks, marketing, cost and pricing structure, margins, profitability, operation or production procedures or results, partners, partnership or other business arrangements or agreements with third parties, customers, customer sales volumes, customer contracts, books, records and documents, technical information, equipment, services and processes). Moreover, all drawings, memoranda, notes, records, files correspondence, drawings, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, and inventions are and shall be the sole and exclusive property of the Company. Executive agrees that, whenever requested to do so by the Company, he shall assist in the preparation of any document that the Company shall deem necessary and shall execute any and all applications, assignments or other instruments that the Company shall deem necessary, in its sole discretion, to apply for and obtain protection, including patent protection, for such ideas, conceptions, inventions, improvements and discoveries in all countries of the world. The obligations in the preceding sentence shall continue beyond the termination of Executive’s employment regardless of the reason for such termination.

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Section 6.4              Copyrights. If during Executive’s employment by the Company, Executive creates any original work of authorship (each, a “Work”) fixed in any tangible medium of expression which is the subject matter of copyright (e.g., written presentations, computer programs, videotapes, drawings, maps, models, manuals or brochures) relating to the Company’s business, products, or services, whether a Work is created solely by Executive or jointly with others, the Company shall be deemed the author of a Work if the Work is prepared by Executive in the scope of his employment; or, if the Work is not prepared by Executive within the scope of his employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation or as an instructional text, then the Work shall be considered to be a work made for hire and the Company shall be the author of the Work. In the event a Work is not prepared by Executive within the scope of his employment or is not deemed to be a work made for hire, then Executive hereby agrees to assign, and by these presents, does assign, to the Company all of Executive’s worldwide right, title and interest in and to such Work and all rights of copyright therein. Both during the period of Executive’s employment by the Company and thereafter, Executive agrees to assist the Company and its nominee, at any time, in the protection of the Company’s worldwide right, title and interest in and to the work and all rights of copyright therein, including, but not limited to, the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for registration of copyright in the United States and foreign countries.

Section 6.5              Prior Inventions or Work by Executive. Executive represents that he has not heretofore made any invention or discovery or prepared any work which is related to the Company’s business or could be used by the Company and

(a)             which is the subject matter of another person or entity’s copyright, proprietary or other rights; or

(b)             which he wishes to exclude from the provisions of Section 6.1 and Section 6.2 hereof.

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Article VII
MISCELLANEOUS

Section 7.1              Director and Officer Insurance; Indemnification. Nabors Bermuda and Nabors Delaware agree to continue and maintain a directors and officers’ liability insurance policy covering Executive to the extent Nabors Bermuda and Nabors Delaware provide such coverage for their other executive officers. On the Effective Date, Executive, Nabors Bermuda and Nabors Delaware will enter into an indemnification agreement in the form customarily used by the Company.

Section 7.2              Application of Section 409A of the Code.

(a)             General. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code, so as to prevent inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to Executive. This Agreement shall be construed, administered, and governed in a manner consistent with this intent and the following provisions of this Section 7.2 shall, with respect to timing of payments owed under this Agreement, control over any contrary provisions of the Agreement. Nothing in this Section 7.2 shall reduce or diminish the amounts otherwise owed under this Agreement.

(b)             Delayed Payment Restriction. Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein or pursuant to any other agreement or plan of the Company to which Executive is entitled to any payment or benefit would be subject to additional taxes and interest under Section 409A of the Code if Executive’s receipt of such payment or benefit is not delayed until the Section 409A Payment Date, then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date (and, at that time, Executive shall also receive interest thereon from the date such payment or benefit would have been provided in the absence of this paragraph until the date of receipt of such payment or benefit at the short term applicable federal rate as in effect as of the termination date). The payment and benefit delay requirement described in this paragraph (the “Delayed Payment Restriction”) shall not apply to any payment or benefit otherwise described in the first sentence of this paragraph if another provision of this Agreement is intended to cause Executive’s receipt of such payment or benefit to satisfy the requirements of Section 409A(a)(2)(B)(i) of the Code. For purposes of this Agreement, “Section 409A Payment Date” shall mean the earlier of (1) the date of Executive’s death or (2) the date which is six (6) months after the date of termination of Executive’s employment with the Company.

(c)             Separation from Service. Amounts payable hereunder upon Executive’s termination or severance of employment with the Company that constitute deferred compensation under Section 409A of the Code shall be paid upon Executive’s “separation from service” within the meaning of Section 409A of the Code.

(d)             Separate Payments and Benefits. Any rights to payments and benefits under this Agreement shall be treated as rights to separate payments for purposes of Section 409A of the Code.

(e)             Reimbursements and In-Kind Benefits. All reimbursements and in-kind benefits provided under this Agreement that constitute nonqualified deferred compensation under Section 409A of the Code, including, without limitation, continued medical, dental and life coverages, indemnification rights (but only to the extent such rights exceed the indemnification rights that are exempt from Section 409A of the Code), Company advance of any non-indemnifiable expenses, Company-paid Independent Counsel, expenses of adjudication of indemnification and reimbursement rights disputes, and expenses for resolution of Disputes shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirements that:

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(i)             any reimbursement for expenses incurred or provision of in-kind benefits is during the lifetime of Executive and/or the lifetime of Executive’s spouse, if applicable or such shorter period of time as is provided with respect to each particular right to reimbursement in-kind benefits pursuant to the preceding provisions of this Agreement;

(ii)            the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year (except as otherwise permitted under the regulations promulgated pursuant to Section 409A of the Code for reimbursement arrangements that are subject to Section 105(b) of the Code (relating to medical care reimbursements));

(iii)           the reimbursement of an eligible expense will be made on or before the last day of the next full calendar year following the year in which the expense is incurred; and

(iv)           the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

With respect to any rights to reimbursements or in-kind benefits that are triggered by Executive’s separation from service and are subject to Section 409A of the Code, except any in-kind benefits to which the Fair Market Value Payment Requirement applies, such reimbursements or in-kind benefits shall also be subject to the Delayed Payment Restriction to the extent applicable under Section 7.2(b).

(f)             Fair Market Value Payment Requirement. To the extent that any benefits required to be continued pursuant to Section 5.1(e) (but only in the event of Executive’s termination in the event of his Disability) or 5.2(f) that are provided to Executive and his spouse during the first six (6) months following Executive’s termination of employment have an aggregate value in excess of the applicable dollar amount under Section 402(g)(1)(B) of the Code for the year in which such termination occurs, Executive shall pay to the Company, at the time such benefits are provided, the fair market value of such benefits (such payment obligation of Executive, the “Fair Market Value Payment Requirement”) and the Company shall reimburse Executive (with interest thereon at the short term applicable federal rate in effect as of the termination date) for any such payment(s) not later than the fifth (5th) day following the expiration of such six (6) month period.

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(g)             Period of Payment. In the event that a payment under this Agreement is due within a period of time following a stated event, Executive shall not be permitted, directly or indirectly, to designate the taxable year of payment.

(h)             Restricted Stock Dividends. Notwithstanding anything to the contrary in any agreement relating to awards of restricted stock, any dividends relating to shares of restricted stock that are subject to vesting requirements shall be paid by the fifteenth (15th) day of the third (3rd) month following the date that the right to such dividends vests.

(i)              References to Section 409A. References in this Agreement to Section 409A of the Code include both that section of the Code itself and any regulations and authoritative guidance promulgated thereunder.

Section 7.3              Section 457A of the Code. Notwithstanding that both Nabors Delaware and Nabors Bermuda are parties to this Agreement, certain portions of Executive’s compensation provided under this Agreement, as specifically identified within the provisions of this Agreement (including, without limitation, all compensation that may be provided pursuant to Article V of this Agreement) (the “Nabors Delaware Compensation”), are solely provided by Nabors Delaware as compensation for Executive’s services to Nabors Delaware, with the intent that Nabors Delaware be the sole “sponsor” of such compensation within the meaning of Section 457A of the Code and the authoritative guidance promulgated thereunder. The Nabors Delaware Compensation shall be solely the obligation of Nabors Delaware and Nabors Bermuda shall not be obligated to provide, nor shall it be the guarantor of or otherwise responsible for, any of the Nabors Delaware Compensation. Further, notwithstanding anything to the contrary in Section 3.1(c), Section 3.1(f), Section 3.2(a) or Section 3.2(d), any compensation that would potentially be subject to Section 457A of the Code were such compensation to be provided by Nabors Bermuda or any entity that is a nonqualified entity within the meaning of Section 457A of the Code shall be provided solely by Nabors Delaware and, if necessary to support an allocation of such compensation to Nabors Delaware for U.S. federal income tax principles, Nabors Bermuda shall be allocated and become obligated to provide a portion of compensation otherwise payable by Nabors Delaware under this Agreement that does not constitute nonqualified deferred compensation within the meaning of Section 457A of the Code, which has a value equal to the value of the benefit that Nabors Bermuda would otherwise have provided. Nabors Delaware and Nabors Bermuda shall cooperate to conform the allocation for tax purposes of the compensation payable pursuant to this Agreement to the intent described in this Section 7.3.

Section 7.4              Assignability; Binding Nature. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of Executive), and assigns. No rights or obligations of Nabors Bermuda or Nabors Delaware under this Agreement may be assigned or transferred by Nabors Bermuda or Nabors Delaware except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which Nabors Bermuda and/or Nabors Delaware, as applicable, is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of Nabors Bermuda or Nabors Delaware, provided that the assignee or transferee is the successor to all or substantially all of the assets of Nabors Bermuda or Nabors Delaware, as applicable, and such assignee or transferee assumes the liabilities, obligations and duties of Nabors Bermuda and Nabors Delaware, as contained in this Agreement, by written contract. Nabors Bermuda and Nabors Delaware each further agree that, in the event of a sale of assets or liquidation as described in the preceding sentence, they shall each take whatever action they legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of each of Nabors Bermuda and Nabors Delaware hereunder. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to compensation and benefits.

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Section 7.5              Representation. Each of Nabors Bermuda and Nabors Delaware represent and warrant that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it or and any other person, firm or organization. Executive represents that no agreement between him and any other person, firm or organization would be violated by the performance of his obligations under this Agreement.

Section 7.6              Entire Agreement. This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto. This Agreement hereby amends and replaces the Amended Employment Agreement.

Section 7.7              Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Executive and an authorized officer of each of Nabors Bermuda and Nabors Delaware. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive or an authorized officer of each of Nabors Bermuda and Nabors Delaware, as the case may be.

Section 7.8              Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

Section 7.9              Survivorship. The respective rights and obligations of the Parties hereunder shall survive any termination of this Agreement pursuant to their terms. For the avoidance of doubt, no termination of Executive’s employment and no termination of this Agreement shall affect Executive or the obligation of the Company under Sections 4.2, Section 7.1 or Section 7.12 hereof.

Section 7.10            Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

Section 7.11            Governing Law/Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Delaware without reference to principles of conflict of laws.

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Section 7.12            Resolution of Disputes. Any disputes arising under or in connection with this Agreement (including any action by Executive to enforce compliance or specific performance with respect to this Agreement) shall at the election of Executive or the Company, be resolved by binding arbitration, to be held in Houston, Texas in accordance with the rules and procedures of the American Arbitration Association before three (3) arbitrators. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Nothing herein shall preclude either party from seeking provisional remedies in aid of arbitration, such as a temporary restraining order or preliminary injunction, from a court of competent jurisdiction. Costs of the arbitration or litigation, including, without limitation, reasonable attorneys’ fees of both Parties, shall be borne equally by the Company and Executive. Pending the resolution of any arbitration or court proceeding, the Company shall continue payment of all amounts due Executive under this Agreement consistent with past practice and all benefits to which Executive is entitled at the time the dispute arises.

Section 7.13            Notices. Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

If to Nabors Bermuda:

Nabors Industries Ltd.

P.O. Box HM3349

Hamilton, HMPX

Bermuda

Attention: Secretary

If to Nabors Delaware:

Nabors Industries, Inc.

515 West Greens Road, Suite 1200

Houston, Texas 77067

Attention: Secretary

If to Executive:

Mr. William Restrepo

c/o Executive’s current home address

as reflected in Executive’s personnel file

Section 7.14            Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement. All uses of the words “including” or “include” shall be deemed to be followed by the words “without limitation.”

Section 7.15            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. The Agreement shall not be considered a valid Agreement until it has been acknowledged by the Corporate Secretary of Nabors Bermuda.

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Section 7.16            Withholding of Taxes and Other Items. The Company may withhold from any compensation or benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

NABORS INDUSTRIES LTD.

By:	/s/ Mark D. Andrews
Name: Mark D. Andrews
Its: Corporate Secretary

NABORS INDUSTRIES, INC.

By:	/s/ Anthony G. Petrello
Name: Anthony G. Petrello
Its: Chairman, President & Chief Executive Officer

EXECUTIVE

/s/William Restrepo
William Restrepo

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